UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 23, 2005

S&C Holdco 3, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-100717 (Commission File Number)	81-0557245 (I.R.S. Employer Identification Number)

1770 Promontory Circle, Greeley, CO (Address of principal executive offices)	80634 (Zip code)

Registrant’s telephone number, including area code: (970) 506-8000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On April 23, 2005, Swift Foods Company (“Swift Foods”) and John N. Simons, president and chief executive officer of Swift Foods and a member of Swift Foods’ board of directors, entered into a Third Amendment to Executive Employment Agreement (the “Third Amendment”), which amended Mr. Simons’ Executive Employment Agreement dated May 20, 2002, as amended. Pursuant to the Third Amendment, Mr. Simons’ employment and other positions (including positions as a director) with Swift Foods and its affiliates, including the registrant and Swift & Company, a wholly-owned subsidiary of the registrant, terminated. In connection with Mr. Simons’ termination of employment, Swift Foods agreed to cause to be paid to Mr. Simons $2,247,500 plus accrued and unpaid salary in cash and agreed that all of Mr. Simons’ options to purchase Swift Foods common stock would be vested in full. In addition, subject to certain conditions, pursuant to Mr. Simons’ Non-Qualified Stock Option Agreement dated September 19, 2002, Swift Foods agreed to purchase Mr. Simons’ options to purchase 4,000,000 shares of Swift Foods common stock for a purchase price equal to $3,440,000, and pursuant to the Stockholders Agreement dated as of September 19, 2002 among HMTF Rawhide, L.P., ConAgra Foods, Inc., Hicks, Muse, Tate & Furst Incorporated, Swift Foods and the other individuals named therein, as amended, Swift Foods agreed to purchase 1,237,151 shares of Swift Foods common stock owned by Mr. Simons for a purchase price equal to $1,249,523. The Third Amendment also provides that Mr. Simons will provide consulting services to Swift Foods for a period of six months from the execution of the Third Amendment for consideration of $166,667 in cash plus monthly payments in the amount of $10,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&C HOLDCO 3, INC.
By:	/s/ Danny Herron
Name:	Danny Herron
Title:	Co-Chief Executive Officer, Chief Financial Officer, Executive Vice President – Finance & Controls

Date: April 27, 2005